Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 16, 2021, with respect to the consolidated financial statements and financial statement schedules I and II of Triton International Limited, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

January 11, 2022